Exhibit 99.1

For release: June 28, 2012, 6:00 a.m. EDT	Contact:	Mark Rittenbaum
503-684-7000

Greenbrier Reports Strong Fiscal Third Quarter Financial Results

~ Posts EPS of $0.61; Backlog of 11,500 units valued at $1.14 billion ~

~ New tank car production line planned to address growing demand ~

Lake Oswego, Oregon, June 28, 2012 – The Greenbrier Companies (NYSE: GBX) today reported results for its fiscal third quarter ended May 31, 2012.

Third Quarter Highlights

•	Revenue for the third quarter of 2012 was a record $507.8 million, up 11% from $458.2 million in the second quarter of this year, and up 60% from $317.3 million in the prior year’s third quarter.

•

Net earnings attributable to Greenbrier (“net earnings”) for the quarter were $19.1 million, or $0.61 per diluted share, compared to $17.7 million, or $0.57 per diluted share, in the second quarter of this year, and a net loss of $3.3 million, or a loss of $0.14 per diluted share, in the same period last year.

•

Adjusted EBITDA for the quarter was $44.6 million, or 8.8% of revenue, compared to $40.1 million, or 8.7% of revenue in the second quarter of 2012, and $25.7 million, or 8.1% of revenue in the third quarter of 2011.

•

New railcar deliveries in the third quarter of 2012 were 4,500 units, compared to 3,700 units in the second quarter of 2012, and 2,200 units in the third quarter of 2011. Current quarter deliveries include approximately 800 units under lease which were sold to third parties as part of the Company’s enhanced lease syndication activities.

•

During the third quarter, the Company received orders for 3,100 new railcars. Greenbrier’s new railcar manufacturing backlog as of May 31, 2012 was 11,500 units with an estimated value of $1.14 billion, compared to 12,500 units with a value of $1.10 billion as of February 29, 2012.

Discussion of Quarterly Results and Outlook

William A. Furman, president and chief executive officer, said “I am pleased with our strong quarterly results. Revenue and gross margin grew in each of our business segments as compared to the second quarter of this year. We continue to benefit from efficiencies of operating at higher volumes, particularly in our manufacturing segment where we delivered a record 4,500 railcars this quarter. Approximately 800 of these deliveries were new leased railcars that were sold to third parties as part of our enhanced lease syndication activities. As compared to the second quarter of this year, manufacturing gross margin grew by over $10 million, and gross margin as a percentage of revenue grew to 10.8%, as compared to 9.2%. Our managed fleet also grew by 2,000 units.”

Furman added, “The value of our backlog increased for the third consecutive quarter. We continue to see demand across multiple railcar types, and continue to diversify the product mix in our backlog, which now includes seven different railcar types in North America. Small-cubed covered hopper cars used to carry sand for shale drilling activity comprised 18% of our backlog value as of May 31, 2012. As a result of increased demand for tank cars, we are increasing tank car production rates, and plan to open a second tank car line in fiscal 2013. We also received two barge orders valued at $25 million during the quarter, and believe that marine orders for delivery in 2013 will continue to grow.”

Furman concluded, “We continue to focus on working capital management and free cashflow. During the quarter, we generated cash provided by operating activities of over $61 million, and reduced net debt by $35 million.”

Segment Details

The Manufacturing segment consists of new railcar production in Europe and North America and marine production in North America. Manufacturing segment revenue for the third quarter was $364.9 million, compared to $173.5 million in the third fiscal quarter of 2011. The revenue increase was primarily due to higher railcar deliveries and higher per unit average sales prices. Deliveries during the quarter totaled 4,500 units, compared to 2,200 units in the same period last year. Manufacturing gross margin for the third quarter was 10.8% of revenue, compared to 9.2% of revenue in the second quarter of this year, and 8.5% in the third quarter of 2011. The increase in gross margin from the third quarter of 2011 is primarily attributable to efficiencies gained by operating at higher production rates, more favorable pricing and change in sales mix.

The Wheel Services, Refurbishment & Parts segment, which consists of a network of 40 locations, provides wheel services, repairs and refurbishes railcars, and provides railcar parts across North America. Revenue for this segment in the third quarter was $125.1 million, compared to $126.3 million in the same period last year. The slight decline is primarily the result of lower demand for wheel set replacements offset by higher refurbishment and parts demand. Wheel volumes were down due to the unseasonably warm winter in the current year; cold weather typically causes wheel sets to wear at a faster rate. In addition, an industry-wide decline in coal car loadings contributed to decreased wheel demand, as coal cars are higher mileage railcars. Gross margin for the Wheel Services, Refurbishment & Parts segment was 10.8% of revenue, compared to 12.0% of revenue in the third quarter of 2011, and 11.1% of revenue in the second quarter of this year. The decrease in gross margin from the third quarter of 2011 was primarily a result of a change in sales mix, a decrease in scrap metal pricing, and costs and inefficiencies associated with replacing certain wheel sets produced at our Mexico City wheel shop which do not conform to America Association of Railroads mounting standards.

The Leasing & Services segment includes results from both Greenbrier’s own lease fleet of approximately 9,000 railcars, as well as from fleet management services the Company provides for approximately 218,000 railcars owned by third parties. Revenue for this segment was $17.7 million for the quarter, compared to $17.5 million in the same quarter last year. Leasing & Services gross margin for the quarter was 50.2% of revenue, compared to 48.6% of revenue for the second quarter of this year, and 47.0% of revenue in the third quarter of 2011. The increase in both revenue and gross margin, compared to the third quarter of 2011, were primarily a result of higher rents earned on a greater number of leased railcars for syndication. Lease fleet utilization as of the end of the quarter was 95.5%, compared to 97.3% as of February 29, 2012, and 96.8% as of May 31, 2011,.

Gains on disposition of equipment in the current quarter were $2.6 million, compared to $1.7 million in the third quarter of 2011.

Selling and administrative costs were $28.8 million or 5.7% of revenue for the quarter, versus $22.6 million or 7.1% of revenue for the same quarter last year. The increase is primarily due to an increase in employee related costs, including incentive-based compensation. In addition, revenue-based fees paid to our joint venture partner in Mexico increased due to higher activity levels. We also incurred nonrecurring legal and audit fees associated with the structuring of a leased railcar syndication transaction.

Interest and foreign exchange expense was $6.6 million in the third quarter, compared to $9.8 million for the same period in 2011. The third quarter benefited from lower interest rates due to refinancing activities completed in the prior comparable period.

The tax rate for the quarter was 29.7%; the estimated tax rate for the balance of the year is about 33%. The lower tax rate for the quarter was due to discrete tax items.

Business Outlook

Based on current business trends, management anticipates that revenue, adjusted EBITDA and earnings per share will be higher in the fourth quarter of 2012, compared to the fourth quarter of 2011. The company expects to deliver approximately 4,000 new railcars in the fourth quarter. The lower anticipated deliveries in the fourth quarter, as compared to the third quarter, are due to line changeovers, changes in product mix, and lower syndications of leased railcars.

Conference Call

Greenbrier will host a teleconference to discuss third quarter results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	June 28, 2012

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a webcast replay will be available for 30 days. Telephone replay will be available through July 14, 2012 at 1-402-998-0083.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 40 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 218,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before loss on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 31, 2012	February 29, 2012	August 31, 2011
Assets
Cash and cash equivalents	$44,915	$40,666	$50,222
Restricted cash	6,089	2,249	2,113
Accounts receivable, net	172,086	177,544	188,443
Inventories	346,122	365,811	323,512
Leased railcars for syndication	66,776	79,681	30,690
Equipment on operating leases, net	334,872	322,811	321,141
Property, plant and equipment, net	172,729	165,700	161,200
Goodwill	137,066	137,066	137,066
Intangibles and other assets, net	84,693	85,155	87,268

	$1,365,348	$1,376,683	$1,301,655

Liabilities and Equity
Revolving notes	$71,430	$101,446	$90,339
Accounts payable and accrued liabilities	323,977	340,328	316,536
Deferred income taxes	88,514	89,623	83,839
Deferred revenue	17,872	1,230	5,900
Notes payable	428,028	428,454	429,140
Total equity Greenbrier	418,161	399,788	361,573
Noncontrolling interest	17,366	15,814	14,328

Total equity	435,527	415,602	375,901

	$1,365,348	$1,376,683	$1,301,655

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Revenue
Manufacturing	$364,930	$173,487	$947,792	$415,548
Wheel Services, Refurbishment & Parts	125,145	126,317	362,788	333,600
Leasing & Services	17,722	17,476	53,601	51,406

	507,797	317,280	1,364,181	800,554
Cost of revenue
Manufacturing	325,424	158,674	852,464	385,974
Wheel Services, Refurbishment & Parts	111,610	111,202	324,055	299,026
Leasing & Services	8,825	9,254	27,783	27,099

	445,859	279,130	1,204,302	712,099
Margin	61,938	38,150	159,879	88,455
Selling and administrative	28,784	22,580	76,998	58,212
Gain on disposition of equipment	(2,585)	(1,678)	(8,897)	(6,148)

Earnings from operations	35,739	17,248	91,778	36,391
Other costs
Interest and foreign exchange	6,560	9,807	18,574	30,646
Loss on extinguishment of debt	—	10,007	—	10,007

Earnings (loss) before income taxes and earnings (loss) from unconsolidated affiliates	29,179	(2,566)	73,204	(4,262)
Income tax benefit (expense)	(8,655)	301	(21,798)	812

Earnings (loss) before earnings (loss) from unconsolidated affiliates	20,524	(2,265)	51,406	(3,450)
Earnings (loss) from unconsolidated affiliates	201	(539)	(99)	(1,700)

Net earnings (loss)	20,725	(2,804)	51,307	(5,150)
Net earnings attributable to noncontrolling interest	(1,608)	(510)	(4)	(1,019)

Net earnings (loss) attributable to Greenbrier	$19,117	$(3,314)	$51,303	$(6,169)

Basic earnings (loss) per common share	$0.71	$(0.14)	$1.94	$(0.27)
Diluted earnings (loss) per common share	$0.61	$(0.14)	$1.65	$(0.27)
Weighted average common shares:
Basic	26,981	24,127	26,378	22,893
Diluted	33,862	24,127	33,640	22,893

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended May 31,
	2012	2011
Cash flows from operating activities
Net income (loss)	$51,307	$(5,150)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	4,801	(5,276)
Depreciation and amortization	30,603	28,174
Gain on sales of leased equipment	(8,897)	(2,901)
Accretion of debt discount	2,416	5,446
Stock based compensation expense	6,724	4,961
Loss on extinguishment of debt (non-cash portion)	—	2,868
Other	3,586	91
Decrease (increase) in assets:
Accounts receivable	10,429	(51,427)
Inventories	(26,748)	(83,293)
Leased railcars for syndication	(43,561)	(48,465)
Other	(1,419)	5,834
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	12,401	77,273
Deferred revenue	11,991	(5,442)

Net cash provided by (used in) operating activities	53,633	(77,307)

Cash flows from investing activities
Proceeds from sales of equipment	33,253	14,179
Investment in and advances to unconsolidated affiliates	(544)	(979)
Decrease (increase) in restricted cash	(3,976)	308
Capital expenditures	(72,117)	(59,689)
Other	35	52

Net cash used in investing activities	(43,349)	(46,129)

Cash flows from financing activities
Net change in revolving notes with maturities of 90 days or less	(49,114)	3,694
Proceeds from revolving notes with maturities longer than 90 days	56,644	13,373
Repayments of revolving notes with maturities longer than 90 days	(23,573)	(6,194)
Proceeds from issuance of notes payable	2,500	231,250
Debt issuance costs	—	(7,857)
Repayments of notes payable	(6,028)	(238,569)
Gross proceeds from equity offering	—	63,180
Excess tax benefit from restricted stock awards	2,670	—
Investment by joint venture partner	410	—
Expenses from equity offering	—	(420)
Other	—	26

Net cash provided by (used in) financing activities	(16,491)	58,483

Effect of exchange rate changes	900	391
Decrease in cash and cash equivalents	(5,307)	(64,562)
Cash and cash equivalents
Beginning of period	50,222	98,864

End of period	$44,915	$34,302

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

Quarterly Results of Operations (Unaudited)

Operating results by quarter for 2012 and 2011 are as follows:

(In thousands, except per share amount)	First	Second	Third	Nine Month Total
2012
Revenue
Manufacturing	$262,656	$320,206	$364,930	$947,792
Wheel Services, Refurbishment & Parts	117,749	119,894	125,145	362,788
Leasing & Services	17,794	18,086	17,722	53,601

	398,199	458,186	507,797	1,364,181
Cost of revenue
Manufacturing	236,188	290,851	325,424	852,464
Wheel Services, Refurbishment & Parts	105,891	106,554	111,610	324,055
Leasing & Services	9,663	9,295	8,825	27,783

	351,742	406,700	445,859	1,204,302
Margin	46,457	51,486	61,938	159,879
Selling and administrative	23,235	24,979	28,784	76,998
Gain on disposition of equipment	(3,658)	(2,654)	(2,585)	(8,897)

Earnings from operations	26,880	29,161	35,739	91,778
Other costs
Interest and foreign exchange	5,383	6,630	6,560	18,574

Earnings before income tax and earnings (loss) from unconsolidated affiliates	21,497	22,531	29,179	73,204
Income tax expense	(7,797)	(5,348)	(8,655)	(21,798)
Earnings (loss) from unconsolidated affiliates	(372)	72	201	(99)

Net earnings	13,328	17,255	20,725	51,307
Net (earnings) loss attributable to Noncontrolling interest	1,189	415	(1,608)	(4)

Net earnings attributable to Greenbrier	$14,517	$17,670	$19,117	$51,303

Basic earnings per common share: (1)	$0.57	$0.66	$0.71	$1.94
Diluted earnings per common share: (2)	$0.48	$0.57	$0.61	$1.65

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Dilutive earnings per common share includes the outstanding warrants using the treasury stock method and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

Quarterly Results of Operations (Unaudited)

(In thousands, except per share amount)	First	Second	Third	Fourth	Total
2011
Revenue
Manufacturing	$85,440	$156,621	$173,487	$305,554	$721,102
Wheel Services, Refurbishment & Parts	95,268	112,015	126,317	119,265	452,865
Leasing & Services	18,226	15,704	17,476	17,917	69,323

	198,934	284,340	317,280	442,736	1,243,290
Cost of revenue
Manufacturing	79,747	147,552	158,674	275,154	661,127
Wheel Services, Refurbishment & Parts	86,411	101,413	111,202	106,423	405,449
Leasing & Services	9,120	8,725	9,254	10,084	37,183

	175,278	257,690	279,130	391,661	1,103,759
Margin	23,656	26,650	38,150	51,075	139,531
Selling and administrative	17,938	17,693	22,580	22,115	80,326
Gain on disposition of equipment	(2,510)	(1,961)	(1,678)	(2,220)	(8,369)

Earnings from operations	8,228	10,918	17,248	31,180	67,574
Other costs
Interest and foreign exchange	10,304	10,536	9,807	6,345	36,992
Loss on extinguishment of debt	—	—	10,007	5,650	15,657

Earnings (loss) before income tax and loss from unconsolidated affiliates	(2,076)	382	(2,566)	19,185	14,925
Income tax benefit (expense)	611	(100)	301	(4,376)	(3,564)
Loss from unconsolidated affiliates	(587)	(575)	(539)	(1,273)	(2,974)

Net earnings (loss)	(2,052)	(293)	(2,804)	13,536	8,387
Net earnings attributable to Noncontrolling interest	(252)	(257)	(510)	(902)	(1,921)

Net earnings (loss) attributable to Greenbrier	$(2,304)	$(550)	$(3,314)	$12,634	$6,466

Basic earnings (loss) per common share: (1)	$(0.11)	$(0.02)	$(0.14)	$0.50	$0.27
Diluted earnings (loss) per common share: (2)	$(0.11)	$(0.02)	$(0.14)	$0.42	$0.24

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Unvested restricted stock awards are excluded from the per share calculation for the first, second and third quarters due to a net loss in each of those periods.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. The dilutive effect of warrants is excluded from per share calculations for the first, second and third quarters due to net losses for those periods. The fourth quarter dilutive earnings per common share includes the outstanding warrants using the treasury stock method and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

Reconciliation of Net Earnings (loss) attributable to Greenbrier to Adjusted EBITDA (1)

(In thousands, unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Net earnings (loss) attributable to Greenbrier	$19,117	$(3,314)	$51,303	$(6,169)
Loss on extinguishment of debt	—	10,007	—	10,007
Interest and foreign exchange	6,560	9,807	18,574	30,646
Income tax expense (benefit)	8,655	(301)	21,798	(812)
Depreciation and amortization	10,281	9,548	30,603	28,174

Adjusted EBITDA	$44,613	$25,747	$122,278	$61,846

(1)

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before loss on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Three Months Ended May 31,
2012
Backlog Activity (units)
February 29, 2012 backlog	12,500
Orders received	3,100
Production held as Leased railcars for syndication	(400)
Production sold directly to third parties	(3,700)

May 31, 2012 backlog	11,500

Delivery Information (units)
Production sold directly to third parties	3,700
Sales of Leased railcars for syndication	800

Third quarter ended May 31, 2012 deliveries	4,500

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

Calculation of Earnings (Loss) Per Share

The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

(In thousands)	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Weighted average basic common shares outstanding (1)	26,981	24,127	26,378	22,893
Dilutive effect of employee stock options (2)	—	—	—	—
Dilutive effect of warrants (3)	836	—	1,217	—
Dilutive effect of convertible notes (4)	6,045	—	6,045	—

Weighted average diluted common shares outstanding	33,862	24,127	33,640	22,893

(1)	Restricted stock grants are treated as outstanding when issued and are included in weighted average basic common shares outstanding when the Company is in a net earnings position. Shares outstanding exclude 0.8 million shares of unvested restricted stock for the three and nine months ended May 31, 2011 due to a net loss.
(2)	There were no options outstanding for the three and nine months ended May 31, 2012. The dilutive effect of options was excluded from the share calculation for the three and nine months ended May 31, 2011 due to a net loss.
(3)	The dilutive effect of warrants to purchase 3.4 million shares was excluded from the share calculation for the three and nine months ended May 31, 2011 due to a net loss.
(4)	The dilutive effect of the 2018 Convertible notes are included as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes was excluded from the share calculations as the stock price for each period presented was less than the initial conversion price of $48.05 and therefore considered anti-dilutive.

Dilutive EPS for the three and nine months ended May 31, 2012 was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method (see footnote 2 above). The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the 6,045 shares underlying the convertible notes. The 2026 Convertible notes would only be included in the calculation of both approaches if the current stock price is greater than the initial conversion price of $48.05 using the treasury stock method.

	Three Months Ended May 31, 2012		Nine Months Ended May 31, 2012
Net earnings attributable to Greenbrier	$19,117		$51,303
Add back:
Interest and debt issuance costs on 2018 Convertible notes, net of tax	1,416		4,262

Earnings before interest and debt issuance costs on 2018 convertible notes	$20,533		$55,565

Weighted average diluted common shares outstanding	33,862		33,640
Diluted earnings per share	$0.61	(1)	$1.65	(1)

(1)	Diluted earnings per share was calculated as follows:

Earnings before interest and debt issuance costs on 2018 convertible notes

Weighted average diluted common shares outstanding

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